AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON DECEMBER 24, 1997                  REGISTRATION NO. 333-
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                         --------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                         --------------------------
                      TRUSTED INFORMATION SYSTEMS, INC.
             (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                          52-1281786
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                         3060 WASHINGTON ROAD (RT. 97)
                            GLENWOOD, MARYLAND 21738
                                 (301) 854-6889
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
         INCLUDING AREA CODE, OF COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                               STEPHEN T. WALKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       TRUSTED INFORMATION SYSTEMS, INC.
                              3060 WASHINGTON ROAD
                            GLENWOOD, MARYLAND 21738
                                 (301) 854-6889

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

 COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

                           EDWIN M. MARTIN, JR., ESQ.
                            PIPER & MARBURY, L.L.P.
                          1200 NINETEENTH STREET, N.W.
                            WASHINGTON, D.C.  20036
                                 (202) 861-6315
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX: [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX:[x]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX: [ ]

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURIRITES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCRUACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
 TITLE OF                                            AMOUNT TO BE              PROPOSED MAXIMUM
 SHARES                                               REGISTERED                   AGGREGATE                  AMOUNT OF
 TO BE REGISTERED                                                               OFFERING PRICE            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, $.01 PAR VALUE                    2,105,494                      $18,949,446                       $5,590
============================================================================================================================

(1) PURSUANT TO RULE 457(c), THE PROPOSED MAXIMUM OFFERING PRICE PER SHARE, PROPOSED MAXIMUM AGGREGATE OFFERING PRICE AND REGISTRATION FEE ARE BASED UPON THE CLOSING PRICE OF $9.00 PER SHARE OF COMPANY'S COMMON STOCK ON DECEMBER 17, 1997, AS REPORTED ON THE NASDAQ NATIONAL MARKET.

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************

                                                           SUBJECT TO COMPLETION
                                                               DECEMBER 24, 1997
PROSPECTUS
                                2,105,494 SHARES

                       TRUSTED INFORMATION SYSTEMS, INC.

                                  COMMON STOCK

                                  ------------

         This Prospectus relates to the public offering from time to time of up to an aggregate of 2,105,494 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Trusted Information Systems, Inc., a Delaware corporation (the "Company" or "TIS"), by the Selling Stockholders named herein. See "Selling Stockholders."

         The Common Stock is traded on the nasdaq National Market under the symbol "TISX." On December 17, 1997, the reported closing price of the Company's Common Stock on the Nasdaq National Market was $9.00 per share.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

         The Trusted Information Systems, Inc. logo, TIS, Gauntlet, Building A World of Trust and Trusted Mach are registered trademarks or servicemarks of the Company. Trademark registrations are pending for KRT, RecoverKey and RecoverKey International. This Registration Statement also includes trademarks, servicemarks and tradenames of other companies.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission, including the reports and other information incorporated by reference into this Prospectus, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission or from the Commission's Internet web site at http:\\www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement of which this Prospectus is a part and exhibits relating thereto which the Company has filed with the Commission. Copies of the information and exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, may be examined without charge at the offices of the Commission or through the Commission's Internet web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File
No.: 000-21067 ) pursuant to the 1934 Act are incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the year ended December 27, 1996;

             2. Quarterly Reports on Form 10-Q for each of the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997;

             3. Current Report on Form 8-K as amended regarding the Company's merger with Haystack Laboratories on October 16, 1997.

             4. Current Report on Form 8-K/A as amended regarding the financial statements for the merger with Haystack Laboratories, Inc. on December 24, 1997.

             5. The Company's Definitive Proxy Statement on Schedule 14A filed with the Commission under the 1934 Act on April 24, 1997;

             6. The description of Common Stock contained in the Company's Registration Statement on Form S-1, filed September 26, 1996 under the 1934 Act; and

             7. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of filing of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Trusted Information Systems, Inc., 3060 Washington Road (Rt. 97), Glenwood, Maryland 21738, Attention: Chief Financial Officer (301) 854-6889.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

         Trusted Information Systems, Inc. (the "Company" or "TIS"), founded in 1983, provides comprehensive security solutions for the protection of computer networks, including global Internet-based systems, internal networks and individual workstations and laptops, and is a leading provider of firewall products. The Company develops, markets, licenses and supports the Gauntlet(R) family of firewall products. These products allow customers to create "trusted" networks that are protected from access, theft and damage by unauthorized users from "untrusted" networks such as the Internet and also enable the creation of virtual private networks ("VPNs") through the encrypted transmission of information across untrusted networks. The Company emphasizes the robustness of its security solutions, its long experience with computer security and cryptography issues and its ability to provide comprehensive solutions to customers. The Company also emphasizes its strong reputation with corporate and government computer security professionals in the United States and abroad as a pioneer in the field of computer network security.

         The Company's Gauntlet Internet Firewall, introduced in 1994, was derived from the TIS Firewall Toolkit, which has been available on the Internet since 1993 and has been downloaded over 50,000 times to more than 35,000 discrete locations. To date, more than 7,000 Gauntlet Internet Firewalls have been licensed to customers, including the following or subsidiaries thereof:
Chrysler Corporation, Microsoft Corporation, NationsBank Corporation, Royal Dutch Petroleum Company and Swiss Bank Corporation. In January 1996, the Company initiated a program to proactively introduce TIS Internet Firewall Toolkit users to the Gauntlet family of firewall products. These products use a proxy-based application gateway system rather than a filtering gateway system, thus assuring a higher level of security by prohibiting direct connections between networks and by permitting only specifically approved application data to flow into and out of the trusted network. Additionally, the Gauntlet family of firewall products is built on an operating system that has been modified or "hardened" for additional system security. TIS employs a "Crystal Box" approach in which the source code is made available for distribution to allow assurance reviews by the Company's customers, resellers and other experts. The Gauntlet Internet Firewall is available on an Intel Pentium-based platform as well as other platforms such as Hewlett-Packard, Silicon Graphics and Sun Microsystems workstations. The Gauntlet family of firewall products includes the Gauntlet Intranet Firewall for internal networks, Gauntlet Net Extender for remote sites and Gauntlet PC Extender for desktop or mobile computer users.

         Initially, the Company focused on consulting to major corporations such as Digital Equipment Corporation, International Business Machines Corporation and MCI Communications Corporation, and it has continued to provide computer security consulting to major corporations throughout its history. The Company's commercial consulting practice offers expert technology research services, consultation on security issues associated with products and services, corporate information security policy development, architectural and diagnostic security analysis, firewall configuration and maintenance support, and training for corporate network and security administration personnel.
These services are carried out by a staff of 30 persons with significant information security experience in both commercial and government organizations.

         The Company believes that full commercial utilization of the Internet has been hampered by lack of security and the vulnerability of the Internet and private networks directly connected to the Internet. The very openness of the Internet means that transmitted information and data stored in connected hosts are exposed to other users who are able, in the absence of effective security measures, to gain access to, manipulate and divert the data. This fundamental weakness requires that organizations and individuals weigh security concerns against the perceived commercial opportunities presented by millions of Internet users.

         To satisfy an organization's desire to both conduct commerce on public networks and keep hackers and viruses outside of its trusted network, firewalls are designed to monitor and regulate the traffic passing in and out of an organization's internal network. Organizations are vulnerable not only to unauthorized access to information resources by outsiders, but also to abuse by employees within their own organizations. The Company believes that firewalls and encryption are key elements in providing solutions to these security issues. International Data Corporation has forecast that revenues from new licensees of firewall software will grow from approximately $160 million in 1995 to $729 million in the year 2001.

         To capitalize on this opportunity, the Company is pursing a focused marketing strategy to achieve greater market penetration through complementary domestic and international distribution channels, including direct sales, resellers and telesales. The Company's direct sales force markets its products and services to Fortune 500 and other corporations and organizations with complex information security needs, such as telecommunications companies, finance and banking institutions, petrochemical companies and pharmaceutical companies. The Company's more than 100 resellers include Internet service providers such as BBN Internet Service Corp., PSINet, Inc., Unipalm PLC and UUNet Technologies, Inc.; value added resellers and hardware vendors such as Bull Enterprise Systems, Data General Corporation, HITACHI Ltd., Silicon Graphics, Inc. and Sumitomo Electric Systems Company, Ltd.; system integrators such as AvantComp Oy, Conjugi Corporation, and Media Communications STM AB; and security product vendors such as Hanil Telecom Co., Ltd., and Virtual Open Network Environment Corporation ("V-One").

         Prior to founding TIS in 1983, Stephen T. Walker spent 20 years working on computer security issues at the National Security Agency ("NSA") and the Advanced Research Projects Agency ("ARPA") and the office of the Secretary of Defense. While working for the U.S. Department of Defense, Mr. Walker was responsible for the development of network security standards and policies as well as for the establishment of the Department of Defense Computer Security Initiative, the first comprehensive attempt in the Department of Defense at managing the computer security systems solutions. Mr. Walker is widely recognized as a pioneer in the field of computer network security. He has testified before Congress as an expert witness on these issues on numerous occasions and has played an instrumental role in assisting the U.S. government to formulate encryption export policy. Mr. Walker's experience is complemented by other members of the Company's senior management team who average more than 20 years of experience working on computer security and networking issues in industry and government.

         In 1987, TIS began to perform consulting and research and development projects for government agencies, including NSA and ARPA. These activities have contributed to the Company's in-depth understanding of the technologies, threats and user requirements in computer security and have contributed to the development of the TIS Internet Firewall Toolkit and the Gauntlet family of firewall products. The Company continues to provide research and development and consulting services to government agencies in areas such as next generation firewalls, distributed trusted operating systems, Internet domain name services, international cryptography and advanced cryptographic key handling and recovery techniques.

         The Company's position as an adviser and supplier to industry and the government has enabled it to be a leader in developing a Key Recovery solution, based on its proprietary Key Recovery Technology ("KRT") to permit the export of products with strong cryptography while protecting the interests of security and law enforcement agencies. The Clinton Administration Policy, as outlined by the Vice President on July 12, 1996 would link the relaxation of export controls to systems that include Key Recovery. The Company has incorporated its Commercial Key Recovery ("CKR") solution into its Gauntlet Internet Firewall. In January 1996, the United States granted the Company an export license for a particular transaction involving the Gauntlet Internet Firewall using the DES algorithm (56 bits). This was the first export license granted because the encryption is combined with a Key Recovery system. Since June 1996, the U.S. Government granted the Company several export licenses to sell the Gauntlet Internet Firewall in order to provide Global Virtual Private Network services.

         On October 16, 1997, the Company acquired Haystack Laboratories, Inc., a privately held Austin, Texas based software company. Haystack Laboratories, Inc. is best known for its industry-leading Stalker and Webstalker intrusion detection and monitoring software. These products allow an enterprise to detect misuse on mission-critical servers, systems and websites, and identify unauthorized users and activities. Once detected, the software responds to attacks by immediately disabling a logon or killing a process.

         The Company was incorporated in Maryland in 1983 and was reincorporated in Delaware in 1996. The Company's principal executive offices are located at 3060 Washington Road (Rt. 97), Glenwood, Maryland 21738. Its telephone number is (301) 854-6889. The Company home page on the World Wide Web is www.tis.com.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

         CHALLENGES OF INTEGRATION. TIS acquired Haystack Laboratories, Inc. ("Haystack") in a merger transaction ("the Merger") in October 1997. Whether TIS will achieve the anticipated benefits of the merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales, marketing, research and development efforts.
There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the combined company. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during such integration. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business, results of operations and financial condition of TIS.

         POSSIBLE ADVERSE EFFECT ON CUSTOMER PURCHASING DECISIONS. There can be no assurance that present and potential customers of TIS and Haystack will continue their current buying patterns without regard to the Merger. In particular, TIS and Haystack believe that certain customers' purchasing decisions may be affected as they evaluate TIS's future product strategy and competitive positioning. Any adverse decisions made as a result of such evaluations could have a material adverse effect upon the results of operations of TIS and/or Haystack both in the near and the long term.

         INCURRENCE OF SIGNIFICANT CHARGES. Unanticipated expenses may be incurred relating to the integration of the businesses of Haystack and TIS, including the integration of certain product lines, distribution and administrative functions. Although TIS expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the business of Haystack may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all.

         POSSIBLE DILUTION. TIS anticipates that the results of operations for the combined company in the quarter in which the Merger occurs will be materially adversely affected. While neither TIS nor Haystack anticipates that the Merger will be dilutive for the stockholders of the respective companies over the long term, there can be no assurance that, if the Merger fails to produce the anticipated benefits, it will not have the dilutive effect of causing the per share earnings of the combined company to be lower than they would have been for either company if operated independently. Furthermore, if the anticipated benefits are not achieved, or if the Merger has other adverse effects that are not currently anticipated, the Merger could result in a reduction in per share earnings of the combined company (as compared to the per share earnings that either or both of the companies would have achieved if the Merger had not occurred). Even if the effects of the Merger prove to be as anticipated, there can be no assurance that future earnings will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

         LOSS OF KEY EMPLOYEES, DISTRIBUTORS OR RESELLERS OF HAYSTACK. The successful continuation of Haystack's business by TIS and the successful integration of the companies' operations depends upon the continued contribution of key employees of Haystack and the continued participation of key distributors and resellers of Haystack's products. The loss of key personnel, distributors or resellers of Haystack could adversely affect the financial condition and results of operation of Haystack before completion of the Merger and of the combined companies after completion of the Merger. Competition for qualified personnel, distributors and resellers is intense, and there can be no assurance that the companies will be successful in retaining its key employees, distributors and resellers.

         FEDERAL INCOME TAX CONSEQUENCES AND CONTINUITY OF INTEREST. One of the requirements for the Merger being treated as a "reorganization" that is generally tax free under the Code is that the "continuity of interest" requirement be met. Under this requirement, holders of Haystack Stock must intend, at the time of the Merger, to retain a portion of their Common Stock, such that Haystack stockholders, as a group, have a significant equity interest in TIS after the Merger. If former Haystack stockholders should collectively sell in excess of 50% of the

Common Stock to be delivered at the Closing of the Merger within a relatively short period after the Closing, for example one to two years, the Internal Revenue Service (the "IRS") may contend that this requirement is not met. In such event, the Merger would be a taxable transaction and former Haystack stockholders would recognize taxable income as of the date of the Merger based on the difference between the tax basis in their shares of Haystack Stock and the fair market value of Common Stock received by them on that date (even if such fair market value declines after the Merger).

         TRANSITION TO COMMERCIAL PRODUCT VENDOR. Historically, the Company's principal business had been contract research and development, primarily for U.S. government agencies or companies engaged in work for U.S. government agencies. In addition, the Company performed consulting for major companies. The Company introduced its Firewall Toolkit on the Internet in October 1993, and announced its first commercial firewall product, the Gauntlet Internet Firewall, in April 1994. The transition to a commercial product vendor requires the Company to significantly expand its non-contract research and development, to continually introduce new products and add features to existing products, to enhance its domestic and international sales force and to establish additional distribution channels. In addition, the Company must adapt to the demands of an emerging and rapidly changing commercial market, intense competition and changing technology and industry standards. There can be no assurance that the Company can make this transition successfully or that the Company will be able to penetrate the commercial markets in a manner sufficient to assure its success in the future. The Company believes it is likely that, as a result of its transition from contract research and development to a commercial product vendor, its historical financial performance will not be indicative of future performance.

         POTENTIAL SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS AND LENGTHY SALES CYCLE. The Company anticipates significant quarterly fluctuations in its operating results in the future. The Company generally ships orders for commercial products as they are received and, as a result, has little backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. In addition, government contract revenues and consulting service revenues tend to fluctuate as projects, which may continue over several quarters, are undertaken or completed. Operating results may also fluctuate on a quarterly basis due to factors such as the demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, market acceptance of new products introduced by the Company or its competitors and the size, timing, cancellation or delay of customer orders, including cancellation or delay in anticipation of new product introduction or enhancement. The Company's quarterly operating results are also affected by the budgeting cycles of customers, changes in the proportion of revenues attributable to licenses and consulting fees, changes in the mix of products sold, changes in the percentage of products sold through the Company's direct sales force, changes in product pricing, changes in the development of the Company's direct and indirect distribution channels, competitive conditions in the industry and changes in general economic conditions.

         Due to all the foregoing factors, it is likely that in some future quarters, the Company's operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for the Company's business, the announcement of quarterly operating results below analyst and investor expectations could have a material and adverse effect on the price of the Company's Common Stock.

         SALES AND DISTRIBUTION RISKS. In the nine months ended September 26, 1997, the Company generated a significant portion of its revenues from its more than 100 resellers worldwide. There can be no assurance that the Company will be able to retain or attract additional resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company anticipates that it will ship products to resellers on a purchase-order basis, and the Company's resellers may carry competing product offerings. Therefore, there can be no assurance that any reseller will continue to represent the Company's products. The loss of resellers could materially adversely affect the Company's financial condition and results of operations.

         RISK ASSOCIATED WITH INFORMATION SECURITY MARKET. The market for the Company's software products is in an early stage of development. Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, could have a material adverse effect on the Company's financial condition or results of operations.

         A well-publicized actual or perceived breach of network or computer security could trigger a heightened awareness of computer abuse, resulting in an increased demand for security products such as those offered by the Company. Similarly, an actual or perceived breach of network or computer security at one of the Company's customers, regardless of whether such breach is attributable to the Company's products, could adversely affect the market's perception of the Company and the Company's financial condition or results of operations. In addition, although the effectiveness of the Company's products is not dependent upon the secrecy of its proprietary technology or licensed technology, the public disclosure of its technology could result in a perception of breached security and reduced effectiveness of the Company's products, which could have an adverse effect on the Company's financial condition or results of operations.

         NEW PRODUCT INTRODUCTION. The first Gauntlet Internet Firewall product was released commercially in April 1994, and a family of Gauntlet Internet Firewall products was released commercially in April 1996. The Company is currently devoting significant resources toward the development of enhancements and new versions to these families of products and the development of KRT products . There can be no assurance that the Company will successfully complete the development of these products in a timely fashion, that the Company will be able to develop versions of its products that operate on the range of hardware platforms and operating systems currently anticipated or that the Company's current or future products will satisfy the needs of the computer and information security market or achieve market acceptance or, if market acceptance is achieved, that the Company will be able to maintain such acceptance for a significant period of time. Any inability of the Company to develop products on a timely basis that address changing customer requirements may require the Company to substantially increase development expenditures or may result in a loss of market share to a competitor. There can also be no assurance that security-related products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete.

         CHANGES IN TECHNOLOGY. The information security industry is characterized by rapid changes, including frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies or advances in techniques for gaining unauthorized network access could render the Company's existing products obsolete or unmarketable. The development cycle for the Company's new products may be significantly longer than the Company's historical product development cycle, resulting in higher development costs or a loss in market share. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose the Company's existing products to new and unexpected attacks and require accelerated development of new products or require the Company to invest resources in products that may not become profitable. There can be no assurance that: (i) the Company will be able to counter challenges to its current products; (ii) the Company's future product offerings will keep pace with the technological changes implemented by competitors or persons seeking to breach information security; (iii) the Company's products will satisfy evolving preferences of customers and prospects; or (iv) the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE ON THE INTERNET. The success of the Company's products and services will depend in large part upon the development of an infrastructure for providing Internet access and services. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, significant, geometric growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of Internet activity, or due to increased governmental regulation. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations and financial conditions could be materially adversely affected.

         RISKS OF DOING BUSINESS WITH THE U.S. GOVERNMENT. In the nine months ended September 26, 1997, the Company derived approximately 25% of its revenues from research, development and consulting in computer and related security systems for agencies of the U.S. government. The aggregate award value of the Company's sixteen major active government contracts is approximately $35 million as of September 26, 1997. Three of these contracts will expire during 1998, eight will expire in 1999 and two will expire in 2000. There can be no assurance that the Company will be able to procure an extension of these contracts or additional contracts of a similar magnitude. Reductions or delays in federal funds available for projects the Company is performing could also have an adverse impact on the Company's government business. Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. Any of the foregoing events would have an adverse impact on the Company's business, financial condition and results of operations.

         COMPETITION. Competition in the information security market is intense and constantly evolving, and the Company expects such competition to increase in the future. The Company believes that significant competitive factors affecting this market are depth of product functionality, product quality and performance, product price, customer support, conformance to protocols and industry standards and breadth of platform support. In addition, the ability to rapidly develop and implement new products and features for the market is critical. The Company's competitors include organizations that provide information security products based upon approaches similar to and different from those employed by the Company. There can be no assurance that the market for information security products will not ultimately be dominated by approaches other than the approach marketed by the Company. The Company is not currently recognized as the leader in Firewall Security products.

         Many of the Company's competitors and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than can the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines. An increase in competition could result in price reductions and loss of market share. Any resulting reduction in gross margins could have a material adverse effect on the Company's financial condition or results of operations. Although the Company believes it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain such competitive advantages. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has strategic relationships, to increase the ability of their products to address the security needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the Company's financial condition and results of operations would be materially adversely affected.

         RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS. The Company intends from time to time to evaluate potential acquisitions of businesses, products and technologies that could complement or expand the Company's business. In the event the Company identifies an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products or technologies into the Company's existing business and operations. Furthermore, the integration of an acquired business could cause a diversion of management time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's financial condition and results of operations. If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash (including proceeds of the Offering) could be used to consummate the acquisitions. If the Company consummates one or more significant acquisitions in which the consideration consists of stock, stockholders of the Company could suffer a significant dilution of their interests in the Company.

         RISKS OF ERROR OR FAILURES. Products as complex as those offered by the Company may contain undetected errors, failures or bugs when first introduced or when new versions are released. Many companies offering similar products have, in the past, discovered software errors, failures and bugs in certain of its product offerings after their introduction and have experienced delays or lost revenues during the period required to correct these errors.
The computer technology environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Furthermore, there can be no assurance that, despite testing by the Company and by others, errors, failures or bugs will not be found in new products or releases after commencement of commercial shipments by the Company. Errors, failures or bugs in the Company's products could result in adverse publicity, in product returns, in loss of or delay in market acceptance of the Company's products or in claims by the customer or others against the Company. Alleviating such problems could require significant expenditures of capital and resources by the Company and could cause interruptions, delays or cessation of service to the Company's customers. The Company attempts to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through contractual limitations of warranties and remedies. However, some courts have held similar contractual limitations of liability, or the "shrink-wrap licenses" in which they sometimes are embodied, to be unenforceable. Accordingly, there can be no assurance that such limitations will be enforced. The consequences of errors, failures or bugs in the Company's products could have a material adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant degree upon the continuing contributions of its key management,
sales, marketing and product development personnel.   The loss of the services
of any key employee could adversely affect the Company's financial condition and results of operations. The Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled managerial, sales, marketing and product development personnel. The Company requires consulting services and product development personnel who are highly technically trained in the field of information security. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Competition for qualified personnel in the software industry is intense, and there can be no assurance that the Company will be successful in retaining its key employees or that it can attract or retain additional skilled personnel as required.

         RISKS ASSOCIATED WITH INTERNATIONAL SALES. Sales outside North America accounted for approximately 24%, 7.9%, 11.9% and 14.1% of the Company's revenue from its network security products in the years ended December 30, 1994, December 29, 1995, December 27, 1996 and the nine months ended September 26, 1997, respectively. Management expects that such sales will continue to generate a significant portion of the Company's total revenue. The Company's international business may be subject to a variety of risks, including costs relating to the start-up of direct operations in certain countries or regions, delays in expanding its international distribution channels, difficulties in collecting international accounts receivable from distributors or resellers, and increased costs associated with maintaining international marketing efforts. Some of the Company's international sales are denominated in the local currency of the country in which the sale was made, and the Company is subject to the risks associated with fluctuations in currency exchange rates.
A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of the Company's products sold in these markets. In addition, the Company is subject to the usual risks of doing business abroad, including increases in duty rates, the introduction of non-tariff barriers and difficulties in enforcement of intellectual property rights. There can be no assurance that these factors will not have an adverse effect on the Company's financial condition and results of operations.

         EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS. The Company's international sales and operations may be subject to risks such as the imposition of governmental controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. While the Company believes its products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's financial condition or results of operations. Certain of the Company's products are subject to export controls under U.S. law, and the Company believes it has obtained all necessary export approvals when required. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. The inability of the Company to obtain required approvals or the cost of complying under these regulations could materially adversely affect the ability of the Company to make international sales. For example, because of U.S. governmental controls on the exportation of encryption technology, the Company is unable to export some of its products with the most robust information security encryption technology. As a result, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company in the global information security market. However, certain parties including companies in the computer industry and members of the U.S. Congress, call for remaining export control on some products which could also have an adverse impact on the market by allowing too much competition in foreign countries. There can be no assurance that these factors will not have a material adverse effect on the Company's financial condition or results of operation.

         LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. The Company regards its software as proprietary, and its success and ability to compete is dependent in part upon its proprietary technology and rights. The Company relies on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect its proprietary software, documentation and other proprietary information. The Company holds one patent and has four pending patent applications, which cover certain aspects of its technology. There can be no assurance that the Company will seek patents on aspects of its technology relating to its information security products, that any such patents will issue, or that any such additional patents will be sufficiently broad to protect the Company's technology relating to its information security products. There also can be no assurance that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information and rights will be adequate. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a materially adverse effect on the Company's financial condition and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products, technology or other information that the Company regards as proprietary. There can also be no assurance that the Company's trade secrets or non-disclosure agreements will provide meaningful protection of the Company's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that the Company's technology will not infringe upon patents or other rights owned by others. The Company's inability to protect its proprietary rights would have a material adverse effect on the Company's financial condition and results of operations.

         As the number of information security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Further, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and technology developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's financial condition and results of operations.

         EFFECT OF CERTAIN CHARTER PROVISIONS. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company is subject to the anti-takeover provisions of Section of 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

         In addition, the Company's Certificate of Incorporation contains other provisions that may have the effect of delaying or preventing a change in control of the Company: (i) a classified Board of Directors and (ii) a limitation on stockholder action by written consent. All of these factors may negatively affect the price of the Common Stock.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares hereunder.

                              SELLING STOCKHOLDERS

         Each of the Selling Stockholders was a stockholder of Haystack. On October 3, 1997, TIS and Trusted Acquisitions, Inc. a wholly-owned subsidiary ("Merger Sub") entered into an Agreement and Plan of Merger with Haystack providing for the acquisition of Haystack by TIS pursuant to a merger between Haystack and Merger Sub. In the Merger, which was consummated on October 16, 1997, the shares of capital stock of Haystack owned by the Selling Stockholders were converted, on a pro rata basis, into shares of Common Stock, and Haystack became a wholly owned subsidiary of TIS. The Selling Stockholders received, in the aggregate, 2,105,494 shares of Common

Stock in the Merger, all of which may be offered for sale from time to time by the Selling Stockholders pursuant to the registration statement of which this Prospectus is a part.

         The name and address of each of the Selling Stockholders, the positions, offices and other material relationships, if any, of such Selling Stockholders with Haystack prior to the Merger, the number of Shares held by such Selling Stockholder following the Merger and the percentage ownership of such Selling Stockholder of the issued and outstanding shares of Common Stock as of November 30, 1997 is as set forth below:



                                                        POSITION,
                                                       OFFICERS AND
                                                      OTHER MATERIAL
                                                      RELATIONSHIPS
                                                           WITH       NUMBER OF  PERCENTAGE OF
           NAME                    ADDRESS               HAYSTACK       SHARES     OWNERSHIP
           ----                    -------               --------       ------     ---------
Stephen E. Smaha (1)      3609 D North Hills         Director and        876,841         6.39%
                          Austin, TX  78731          Chairman of the
                                                     Board of
                                                     Directors

Alisa Nessler             11407 Costakes Drive       President            56,719             *
                          Austin, TX 78750           & Chief
                                                     Executive
                                                     Officer

Robert P. Northrop        4903-B Smokey Valley       Vice President       45,263             *
                          Austin, TX  78731          of Finance &
                                                     Administration
                                                     CFO

William Kainer            3201 Century  Park         Vice President       23,633             *
                          #1035                      Sales
                          Austin, TX 78727

Bill Bock                 44 Pascal Lane             Director             20,662             *
                          Austin, TX 78746

James Shinn               4717 Province Line Road                        312,073          2.28
                          Princeton, NJ  08540

Venrock Associates(2)     Venrock Associates                             346,651          2.53
                          30 Rockefeller Plaza,
                          Room 5508
                          New York, NY 10112

Peter X. Yates & Nancy    Arizona Capital Group                           45,446             *
L. Yates
                          Attn:  Sam Pittman
                          4110 N. Scottsdale
                          Road, Suite 370
                          Scottsdale, AZ  85251

Ken J. Burkhardt          Quaker Lane Farm                                37,871             *
                          Box 420
                          Quakertown, NJ 08868

Julian Yates              P.O. Box 410028                                 30,297             *
                          San Francisco, CA  94141

Steve Snapp               3609-D North Hills                              22,451             *
                          Austin, TX 78731

William P. Leddy          8111 Pilgrims Place                             18,906             *
                          Austin, TX 78759

Charisse Castagnoli       6905 Peppervine Cove                            18,709             *
                          Austin, TX 78750

Steve Artick              17 Colburn Street                               16,543             *
                          Burlington, MA 01803

Tom Bernhard              2407 Chowan Way                                 16,543             *
                          Round Rock,  TX 78681

DVMC Partners, L.P.       Trellis Management                              15,938             *
                          Attn:  John Long
                          15305 Endwood Road #101-44
                          Dallas, TX  78746

Lee L. Kaplan and Diana   10 West Lane                                    15,148             *
M. Hudson                 Houston, TX 77019

RV Suppliers, Inc.        Charles I. Kaplan                               15,148             *
                          5007 Imogene
                          Houston, TX 77096

Fred Pinkett              148 Capt. Eames Cir.                            14,179             *
                          Ashland, MA 01721


Jack Hall                 400 S. Rainbow Ranch                            11,816             *

                          Wimberly, TX  68776


Marta Zaricznyj           11003 Centennial Trail                          11,816             *
                          Austin, TX 78726

Eric J. Mayer and         3603 Tartan Lane                                 9,470             *
Isabelle Mayer
                          Houston, TX 77025

Richard Letsinger         12343 Hungers Chase #228                         9,453             *
                          Austin, TX  78729

Jay Kaplan                MWM Fund I, Ltd.                                 7,574             *
                          4900 Woodward Road, 700
                          Houston, TX 77056

Barry E. Putterman and    710 Blalock                                      7,574             *
Nanette K. Putterman      Houston, TX 77024

Terry Escamilla           10404 Yucca Drive                                7,089             *
                          Austin, TX 78759

Frank Flemming            2155 North Street                                7,089             *
                          Fairfield, CT 06430

William Leake             12304 Havelock                                   7,089             *
                          Austin, TX 78759

Crosby Marks              11411 Research #1322                             7,089             *
                          Austin, TX  78759

Scott Chapman             12620 Chincring Lane                             5,908             *
                          Austin, TX  78727

Imperial Bank             9220 S. LaCienega Blvd                          11,989             *
                          Englewood, CA  90301

Isabelle Nicole Mann      Strauss Interests                                4,735             *
Trust; Morris F. Mintz    2930 Commerce Avenue
& Carolyn Mintz Kaplan    Monroe, LA 71201
Co-Trustees

Alexandra Rose Mann       Strauss Interests                                4,735             *
Trust; Morris F. Mintz    2930 Commerce Avenue
& Carolyn Mintz Kaplan    Monroe, LA  71201
Co-Trustees

Sonja Eagle               4104 Flagstaff Drive                             4,726             *
                          Austin, TX 78759

Virgil Itilong            2908 Tierra Blanco                               4,726             *
                          Cedar Park, TX 78613

Steve Mason               1001 Pomeroy Avenue                              3,544             *
                          Santa Clara, CA  95051

Marc D. Lewis             16 Stanton Road                                  3,505             *
                          Darien, CT 06820-5127

Sarah Gail Mintz 1993     Strauss Interests                                3,157             *
Trust; Carolyn Rose       2930 Commerce Avenue
Mintz                     Monroe, LA 71201
Kaplan & Sally Ann Mintz
Mann Co-Trustees

Clifford Strauss Mintz    Strauss Interests                                3,156             *
1993 Trust; Carolyn Rose  2930 Commerce Avenue
Mintz                     Monroe, LA 71201
Kaplan & Sally Ann Mintz
Mann Co-Trustees

Marc Alan Mintz 1993      Strauss Interests                                3,156             *
Trust; Carolyn Rose       2930 Commerce Avenue
Mintz                     Monroe, LA 71201
Kaplan & Sally Ann Mintz
Mann Co-Trustees

Glynn Rose Kaplan 1991    Strauss Interests                                2,524             *
Trust; Morris F. Mintz &  2930 Commerce Avenue
Sally Mintz               Monroe, LA  71201
Mann Co-Trustees

Jack Mintz Kaplan 1996    Strauss Interests                                2,524             *
Trust; Morris F. Mintz &  2930 Commerce Avenue
Sally Mintz Mann          Monroe, LA 71201
Co-Trustees

Layne Michael Kaplan      Strauss Interests                                2,524             *
1991 Trust; Morris F.     2930 Commerce Avenue
Mintz                     Monroe, LA 71201
& Sally Mintz Mann
Co-Trustees

Rajpal Singh              P.O. Box 48                                      2,363             *
                          White Plains, NY 10602

Brita E. Womack           1080 W. Main Street,                             1,181             *
                          #1104
                          Hendersonville, TN  37075

Julie Bellequist          5828 Linaria Lane                                1,181             *
                          Austin, TX 78759

Michael R. Turner         9104 Deer Shadow Pass                              886             *
                          Austin, TX  78733

Michelle Abdoo            13304-A Waverly Court                              708             *
                          Austin, TX 78729

Paul Boomgaart            2239 Cromwell Circle, #604                         708             *
                          Austin, TX  78761

Janet Johnson             2104 Palcon Oaks Dr.                               708             *
                          Leander, TX  78641

Kirstin Johnson           1107 Romeria Dr.                                   708             *
                          Austin, TX  78757

Tanna McClung             504 Meadowcreek Drive                              590             *
                          Round Rock, TX  78664

Annette Whatley           8010 Bernard Street                                472             *
                          Leander, TX  78648

------------------

*   Less than one percent (1%).

(1) Includes 2,835 shares held by Mr. Smaha's daughter over which Mr. Smaha is the custodian, and includes 11,816 shares held by Mr. Smaha's wife.

(2) Includes 212,653 shares held by Venrock Associates, and 133, 998 shares held by Venrock Associates II.

         Except for the positions, offices and other material relationships with Haystack set forth above, none of the Selling Stockholders has held any position or office, or had any other material relationship with TIS or any of its predecessors or affiliates prior to the merger. If all the shares of Common Stock being offered by the Selling Stockholders are sold, none of the Selling Stockholders will own any Common Stock.

                              PLAN OF DISTRIBUTION

         The shares of TIS Common Stock are being registered to permit public secondary sales of the shares of Common Stock by the Selling Stockholders, or any of them, from time to time after the date of this Prospectus. The Company anticipates that the Selling Stockholders may sell all or a portion of the Common Stock from time to time through the Nasdaq National Market or in the over-the-counter market, and may sell Commons Stock to or through one or more broker-dealers at prices prevailing on such Nasdaq National Market or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions (including, without limitation, customary brokerage commissions) from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of Common Stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Common Stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate.

         The Selling Stockholders will pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Stockholders, or any of them, and any other expenses incurred in connection with the registration and sale of the Common Stock, other than the registration fee payable to the Securities Exchange Commission hereunder, the listing fee to be paid for listing the shares of Common Stock on the Nasdaq National Market, fees and expenses relating to the registration or qualification of the shares of Common Stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of the Company's counsel and independent accountants, which will be paid by the Company.

         Each Selling Stockholder has represented that at the time of the effectiveness of the Merger, such Selling Stockholder had no plans to sell, exchange, transfer, pledge, distribute, redeem or engage in any other transaction which would result in the sale of more than thirty percent (30%) of Common Stock owned by such Selling Stockholder. Each Selling Stockholder also represented that he or she had no plans, with other stockholders, to sell, exchange, transfer, pledge, distribute, redeem or engage in any other transaction involving Common Stock that was in any way related to or in connection with the Merger or the merger agreement which would result in the total value of the Common Stock subject to such sales, at the effective time, to exceed fifty percent (50%) of all outstanding Common Stock of Haystack prior to the Merger. Certain Selling Stockholders who were deemed affiliates of Haystack also represented that other than "de minimis" sales under applicable accounting rules such Selling Stockholder would not sell, exchange, transfer, pledge, or dispose of any shares of Common Stock until such time as financial results covering at least thirty (30) days after the effective time of the Merger of the combined operations of TIS and Haystack have been published in a report filed with the Securities and Exchange Commission, or in a press release.

                                 LEGAL MATTERS

         Counsel for the Company, Piper & Marbury L.L.P., Washington, D.C., has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Piper & Marbury L.L.P., or investment partnerships of which such persons are partners, beneficially own approximately 500 shares of the Company's Common Stock.

                                    EXPERTS

         The consolidated financial statements of Trusted Information Systems, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 27, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Haystack Laboratories, Inc., appearing in the Company's Current Report (Form 8-K/A) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITY ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                  II.  INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

     Filing Fee-Securities and Exchange Commission  . . . . . . . . . . . . . . . . . $ 5,590
     NASDAQ Listing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17,500
     Legal Fees and Expenses (Counsel to the Company) . . . . . . . . . . . . . . . . . 7,000
     Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  20,000
     Blue Sky fees & Expenses (including Counsel Fees)  . . . . . . . . . . . . . . . . 5,000
     Miscellaneous Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10,000
                                                                                       ------
        TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    65,090
                                                                                    =========

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases; and (iv) for any transaction from which the director derives an improper benefit. The effect of this provision of the Company's Certificate of Incorporation is to limit or eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of such director's fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in those circumstances described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company directors' duty of care. In addition, the Company's Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law, including circumstances in which indemnification is otherwise discretionary under Delaware law, and the Company has entered into indemnification agreements with its directors and officers to that effect. The Company maintains officer and director liability insurance providing coverage of up to $10 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

         At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                                    EXHIBITS

  Exhibit No.                                     Description
  -----------                                     -----------
     3.1*       Certificate of Incorporation
     3.2*       Amended and Restated By-Laws
     4.1*       Specimen Stock Certificate
     4.2*       Target  Stockholders' Agreement and  Affiliate's Agreement dated  as of October
                15, 1997  by and  among the  Company, Certain  Stockholders and  the  Investors
                named therein.
     4.3*       Agreement and Plan of Merger dated as of October 3, 1997 by and among the
                Company, Trusted Acquisitions, Inc. and Haystack Laboratories, Inc.
     5.1        Opinion of Piper & Marbury L.L.P.
    23.1        Consent of Ernst & Young LLP, Independent Auditors


-------------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 33-35419) filed on October, 10, 1996.

                                  UNDERTAKINGS

(a)      The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i)    To include any prospectus required by section 10(a)(3);

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glenwood, Maryland, on this 23rd day of December, 1997.

                                        TRUSTED INFORMATION SYSTEMS, INC.


                                        By:  /s/ STEPHEN T. WALKER
                                             ----------------------------------
                                        Stephen T. Walker, President, Chairman
                                        of the Board and Chief Executive Officer


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Each person whose signature appears below in so signing also makes, constitutes and appoints Stephen T. Walker and Edwin M. Martin, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-3, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


 Signature                     Title                               Date
 ---------                     -----                               ----
 /s/ STEPHEN T. WALKER         President, Chief Executive
 --------------------------    Officer and Chairman of the Board   December 23, 1997
 Stephen T. Walker             of Directors
                               (Principal Executive Officer)

 /s/ MARTHA A. BRANSTAD        Executive Vice President, Chief
 --------------------------    Operating Officer, President of     December 23, 1997
 Martha A. Branstad            Advanced Research and Engineering
                               Division and Director

 /s/ HARVEY L. WEISS           Executive Vice President,
 --------------------------    President of the Commercial         December 23, 1997
 Harvey L. Weiss               Division, Secretary and Director

 /s/ RONALD W. KAISER          Executive Vice President and
 --------------------------    Chief Financial Officer             December 23, 1997
 Ronald W. Kaiser              (Principal Accounting and
                               Financial Officer)


 /s/ GERALD J. POPEK           Director                            December 23, 1997
 --------------------------
 Gerald J. Popek

 /s/ CHARLES W. STEIN          Director                            December 23, 1997
 --------------------------
 Charles W. Stein

                                 EXHIBIT INDEX



 Exhibit No.     Description
 -----------     -----------
 3.1*            Certificate of Incorporation
 3.2*            Amended and Restated By-Laws
 4.1*            Specimen Stock Certificate
 4.2*            Target Stockholders' Agreement and Affiliate's Agreement
                 dated as of October 15, 1997 by and among the Company,
                 Certain Stockholders and the Investors named therein.
 4.3*            Agreement and Plan of Merger dated as of October 3, 1997 by and among the Company, Trusted Acquisitions, Inc. and
                 Haystack Laboratories, Inc.
 5.1             Opinion of Piper & Marbury L.L.P.
 23.1            Consent of Ernst & Young LLP, Independent Auditors

-------------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 33-69558), filed on October 10, 1996.